FORM 3                                      U.S. SECURITIES AND EXCHANGE COMMISSION
                                                      WASHINGTON, D.C. 20549

                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                      Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

-----------------------------------------------------------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*   2. Date of Event           4. Issuer Name and Ticker or Trading Symbol
                                                Requiring Statement
                                                (Month/Day/Year)
                                                                           LET'S TALK CELLULAR & WIRELESS, INC. ("LTCW")

    SORENSEN        ALLAN                          11/20/97
-----------------------------------------------------------------------------------------------------------------------------------
     (Last)        (First)     (Middle)     3. IRS Number of Reporting  5. Relationship of Reporting        6. If Amendment, Date
                                               Person (Voluntary)          Person to Issuer                    of Original
                                                                                                               (Month/Day/Year)
                                                                            (Check all applicable)

                                                                           [X] Director      [ ] 10% Owner
                                                                           [ ] Officer (give [ ] Other (specify
            c/o INTERIM SERVICES, 2050 SPECTRUM BOULEVARD                      title below)      below)
-----------------------------------------------------------------------
                              (Street)


     FT. LAUDERDALE              FLORIDA                    33309
----------------------------------------------------------------------
      (City)                  (State)                    (Zip)                                              7. Individual or
                                                                                                               Joint/ Group Filing
                                                                                                               (Check Applicable
                                                                                                               Line)
                                                                                                          [X]  Form filed by One
                                                                                                               Reporting Person
                                                                                                          [ ]  Form filed by more
                                                                                                               than One Reporting
                                                                                                               Person
-----------------------------------------------------------------------------------------------------------------------------------
                                             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                         2.   Amount of Securities     3.   Ownership Form:   4.   Nature of Indirect Beneficial
   (Instr. 4)                                     Beneficially Owned            Direct (D) or           Ownership (Instr. 4)
                                                  (Instr. 4)                    Indirect (I)
                                                                                (Instr. 5)

-----------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK                                          213,785                       D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                        (Over)



                          (Print or Type Responses)

FORM 3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                   SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2.  Date Exercisable and   3. Title and Amount of     4. Conversion or  5. Ownership  6. Nature of Indirect
   Security (Instr. 4)      Expiration Date           Securities Underlying      Exercise Price    Form of       Beneficial
                            (Month/Day/Year)          Derivative Security        of Derivative     Derivative    Ownership
                                                      (Instr.  4)                Security          Security:     (Instr. 5)
                                                                                                   Direct (D)
                              Date      Expiration            Amount or Number                     Indirect
                            Exercisable   Date       Title      of Shares                          (I)
                                                                                                   (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

                                 /s/ ALLAN SORENSEN           NOVEMBER 20, 1997
                          --------------------------------    -----------------
                            **Signature of Reporting Person         Date
                                     ALLAN SORENSEN


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                                                          Page 2
                            (Print or Type Responses)